Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                ) of CB Richard Ellis Group, Inc. pertaining to the CB Richard Ellis Deferred Compensation Plan, of our report dated February 8, 2002 (except Notes 3, 4, 5, 15 and 19, as to which the date is October 15, 2003) with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Insignia Financial Group, Inc. included in the Registration Statement on Form S-1 (No.333-112867) and the related Prospectus of CB Richard Ellis Group, Inc. for the registration of 24,000,000 shares of Class A Common Stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 24, 2004